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                                                                   EXHIBIT 10.29


                    SEPARATION AGREEMENT AND GENERAL RELEASE
                    ----------------------------------------

     This Separation Agreement and General Release ("Agreement") is made and entered into this 29th day of December, 2000, between Mannatech, Inc. ("Mannatech") and its affiliates (defined as any entity which owns or controls, is owned or controlled by, or is under common ownership or control with Mannatech), and Anthony E. Canale ("Canale"). Canale and Mannatech are collectively referred to herein as the "Parties." Mannatech's related entities are collectively referred to herein as "Affiliates." This agreement is effective as of the date first written above ("Effective Date").

     WHEREAS the Parties desire to finally, fully and completely resolve all disputes that now or may exist between them concerning Canale's hiring, employment and termination from Mannatech, and all disputes over benefits and compensations connected with such employment, and specifically, but not limited to any disputes arising from the terms of Canale's employment as set forth in the Employment Agreement entered into between the Parties as of September 28, 1998 ("Employment Agreement").

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreement hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

     1. Canale acknowledges that his employment with Mannatech ended effective February 28, 2001 ("Separation Date"), and that all benefits and perquisites
- -------------------------------------

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related to Canale's employment with Mannatech shall cease as of that date.
Canale has previously received from Mannatech all regular salary payments and benefits, including in accordance with Mannatech's regular salary payment schedule. Except as otherwise required pursuant to this Agreement, no further salary, bonus, benefits or payments shall be due from or paid by Mannatech to Canale, and Canale hereby waives and relinquishes all claims to further employment, compensation, benefits, stock, options, or other remuneration from Mannatech.

     2. Within five (5) days after the Separation Date, Canale shall return all equipment and property in his possession which belongs to Mannatech and all documents and any copies of notes, memorandum or any other written material that relates or refers to Mannatech, including all files or programs stored electronically.

     3. Any vested interest held by Canale in Mannatech's 401(k) Plans shall be distributed in accordance with the terms of the plan (the "Plan") and applicable law. Canale shall not be a participant in the Plan after the Separation Date, and shall not be entitled to any further contribution for any period of time after the Separation Date. Mannatech shall provide Canale under separate cover at his home address information necessary to facilitate the transfer or rollover of his 401(k) account.

     4. Unless this Agreement is terminated, including pursuant to Paragraph 20 hereof, Mannatech shall pay to Canale on March 1, 2001, the sum of $400,000.00. Such payment shall be made by written check to Canale with a written accounting reflecting the gross amounts paid and itemized deductions to be mailed to Canale at his residence at 401 St. Charles Port, Southlake, Texas 76092.

     Thereafter, on each of February 28, 2002 and February 28, 2003, Canale shall receive the sum of $250,000. The foregoing payments are in lieu of, settlement of and

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satisfaction of all Severance Payments required under the Employment Agreement, specifically including those defined and required to be paid under paragraphs 8.1(6) & 8.1(17) of the Employment Agreement and constitute a part of the consideration under this Agreement.

     5. Canale and his dependents shall have the right to choose at their cost, extension of applicable medical insurance coverage pursuant to COBRA. Mannatech shall provide under separate cover to Canale at his home address information regarding COBRA election, and Mannatech agrees to reimburse Canale for any premiums paid by him for continuation of health coverage for Canale and his dependents (including his spouse) under Mannatech's group health plan, if any, pursuant to its COBRA continuation of coverage provisions, for a period not to exceed 18 months, the period during which each such individual is covered under COBRA continuation of coverage provisions.

     6. As further consideration to Canale, Mannatech and Canale agree to execute a Warrant Agreement which shall provide for the creation of warrants exercisable to acquire the capital common stock of Mannatech, valid for a period of seven (7) years from the Separation Date, in the respective number of shares and respective exercise prices as follows:
    -------------------------------------

                    Exercise Price          Number Warrants
                    ---------------------------------------

                         $1.75                    42,500

                         $2.00                    37,500

                         $2.25                    33,333

                         $4.00                   100,000

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The provisions of this paragraph shall supercede the requirements of the
Employee Agreement regarding the conversion of stock options to warrants, including those requirements of Paragraph 8.1(16) (iii) of the Employment Agreement. All stock options respecting stock in Mannatech and Internet Health Group, Inc. of Canale shall terminate on the Separation Date, and shall be null and void and of no effect.

     7. The Warrant Agreement is provided to Canale for his execution as Attachment A to this Agreement. Mannatech does not undertake any duty to Canale to hereafter institute, file or maintain a Registration Statement respecting the Warrant Agreement.

     8. As further consideration to Canale, Mannatech agrees to transfer to Canale the ownership of any vehicle owned by Mannatech and used exclusively by Canale, upon the termination of the lease agreements ("Auto Lease") currently in effect regarding such vehicle. Until the termination of the Auto Lease, Mannatech will keep the lease payments current, and Canale shall have full use and enjoyment of the vehicle, while maintaining the same in good repair and keeping the same insured for its replacement cost.

     9. In consideration of the premises, covenants and other valuable consideration provided by Mannatech in this Agreement, and specifically in exchange for the promises and consideration provided by Mannatech in paragraphs 4, 5, 6, 7, 8 and 9, and subject thereto, Canale hereby releases Mannatech and its employees, officers, agents, directors, shareholders, representatives, plan administrators, attorneys, subsidiaries and Affiliates, collectively referred to as "Mannatech Releasees," from any and all claims, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorneys fees) of any kind whatsoever, and occurring in any

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capacity whatsoever including, but not limited to, disputes or claims arising out of Canale's hiring, employment or termination of such employment with Mannatech, including but not limited to disputes arising under the Employment Agreement between the Parties, or arising out of any act committed or omitted during or after the existence of such employment relationship, including any disputes regarding compensation, bonus, stock or options and all obligations of the Employment Agreement, this Separation Agreement and General Release alone surviving and controlling the obligations of the Parties. This Release includes, but is not limited to, all claims, whether arising in contract or allegations of tort, common law or assertion of federal or state statutory rights, as well as any expenses, costs or attorneys fees, and includes a release of any claims for wrongful discharge, breach of express or implied contract or implied covenant of good faith and fair dealing. Canale agrees to never file any lawsuit asserting any of the claims that are released in this paragraph and in this Agreement, generally.

     On the Separation Date, Canale shall resign as Executive Vice President of the Corporation but shall remain as Director and shall receive compensation due in the amount approved by the Board of Directors. Further, Canale shall hold himself open for a period of one (1) year from the Separation Date to consult to the Company regarding various matters which may from time-to-time arise, at no additional compensation. No agreement contained herein shall be deemed to effect or release any indemnity provided to Directors of Mannatech by separate agreement or under its By-Laws.

     10. In further consideration of the premises, covenants and other valuable consideration provided by Mannatech in this Agreement, and specifically in exchange

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for the promises and consideration provided by Mannatech in paragraphs 4, 5, 6,
7, 8 and 9, and subject thereto, Canale further agrees as follows:

     (a) Canale shall not, directly or indirectly for Canale or for others, in any geographic area or market where Mannatech or any of its Affiliates are conducting any business as of the date of the termination of the employment relationship or have during the previous twelve months conducted such business:

          (i) Engage in any business competitive with the business conducted by Mannatech;

          (ii) Render advice or services to, or otherwise assist, any other person, association or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by Mannatech with respect to such competitive business; or

          (iii) Induce any employee of Mannatech or any of its Affiliates to terminate his or her employment with Mannatech or such Affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Mannatech.

     (b) The noncompetition obligations contained herein shall apply throughout the duration of the period during which Canale is receiving any payment or benefits pursuant to this Agreement.

     (c) Canale understands that the restrictions set forth above may limit Canale's ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Canale will receive sufficiently high remuneration and other benefits under this Agreement to

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          justify such restriction. Canale acknowledges that money damages would not be a sufficient remedy for any breach of his noncompetition obligations hereunder by Canale, and Mannatech shall be entitled to enforce the provisions of these noncompetition obligations by terminating any payments then owing to Canale under this Agreement and/or to specific performance and injunctive relief as remedies for such breach of the noncompetition obligations contained herein, but shall be in addition to all remedies available at law or in equity to Mannatech, including without limitation, the recovery of damages from Canale and Canale's agents involved in such breach and remedies available to Mannatech pursuant to other agreements with Canale.

     (d) It is expressly understood and agreed that Mannatech and Canale consider the restrictions contained in this Agreement to be reasonable and necessary to protect the proprietary information of Mannatech. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced, and the remaining provisions of the noncompetition obligations contained herein and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

     11. In further consideration of the premises, covenants and other valuable consideration provided by Mannatech in this Agreement, and specifically in exchange

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

for the promises and consideration provided by Mannatech in paragraphs 4, 5, 6, 7, 8 and 9, and subject thereto, Canale further agrees as follows:

     (a) All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceivable, made, developed, or acquired by Canale, individually or in conjunction with others, during Canale's employment by Mannatech (whether during business hours or otherwise and whether on Mannatech's premises or otherwise) that relate to Mannatech's business, products, or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisitions, prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Mannatech and are and shall be the sole and exclusive property of Mannatech. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, electronic mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Mannatech. Upon termination of Canale's employment by Mannatech, for any reason, Canale promptly shall deliver the same and all copies thereof, to Mannatech.

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     (b)  Canale will not, at any time, make any unauthorized disclosure of any confidential business information or trade secrets of Mannatech of its Affiliates, or make any use thereof. Affiliates of the Mannatech shall be third party beneficiaries of Canale's obligations under this section. As a result of Canale's employment by Mannatech, Canale may also from time to time have had access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Mannatech and its Affiliates. Canale also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Mannatech's confidential business information and trade secrets. Canale shall refrain from publishing any oral or written statements about Mannatech, any of its Affiliates, or any of such entities' officers, employees, agents, or representatives (i) that are slanderous, libelous, or defamatory, 'or (ii) that disclose private or confidential information about Mannatech, any of its Affiliates, or any of such entities' business affairs, officers, employees, agents, or representatives, or (iii) that constitute an intrusion into the seclusion or private lives of Mannatech, any of its Affiliates, or any of such entities' officers, employees, agents, or representatives, or
          (iv) that give rise to unreasonable publicity about the private lives of Mannatech, any of its Affiliates, or any of such entities' officers, employees, agents, or representatives, or (v) that place Mannatech, any of its Affiliates, or any of such entities' officers, employees, agents, or representatives in a false

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          light before the public, or (vi) that constitute a misappropriation of the name or likeness of Mannatech, any of its Affiliates, or any of such entities' officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts.

     (c) If, during Canale's employment by Mannatech, Canale had created any work of authorship fixed in any tangible medium of expression, which is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, electronic mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Mannatech's business, products, or services, whether such work is created solely by Canale or jointly with others (whether during business hours or otherwise and whether on Mannatech's premises or otherwise). Mannatech shall be deemed the author of such work if the work is not prepared by Canale within the scope of Canale's employment but is specially ordered by Mannatech as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Mannatech shall be the author of the work. If such work is neither prepared by Canale within the scope of Canale's employment nor a work specially ordered that is deemed to be a work made for hire, then Canale hereby agrees to assign, and by these presents does assign, to Mannatech all of Canale's worldwide right, title, and interest in and to such work and all rights of copyright therein.

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     (e)  Canale shall assist Mannatech and its nominee, at any time, in the protection of Mannatech's worldwide right, title and interest in and to information, ideas, concepts, improvements, discoveries and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Mannatech or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

     (f) Canale acknowledges that money damages would not be sufficient remedy for any breach of this section by Canale, and Mannatech shall be entitled to enforce the provisions of this section by terminating any and all payments then owing to Canale under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this section, but shall be in addition to all remedies available at law or in equity to Mannatech, including the recovery of damages from Canale and his agents involved in such breach and remedies available to Mannatech pursuant to other agreements with Canale.

     12. The general release provided for in paragraph 11(a) is mutual and, therefore, Mannatech, for itself and its Affiliates, agrees and hereby does release Canale for any claims, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorneys' fees) of any kind whatsoever arising out of Canale's hiring or termination of such employment, including, but

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not limited to disputes arising under the Employment Agreement between the
Parties.

     13. Mannatech makes no representations regarding the taxability of the payments and/or the exercise of warrants conferred or to be delivered hereunder, and Canale hereby agrees that he is solely responsible for all tax obligations, if any, including, but not limited to, all reporting and payment obligations, which may arise as a consequence of such payments and/or the exercise of any such warrants. Canale hereby agrees to indemnify and hold Mannatech and the Mannatech Releasees harmless from and against any and all loss, cost, damage or expense, including, without limitation, attorney's fees, incurred by Mannatech and the Mannatech Releasees, arising out of the tax treatment of any payments and/or the exercise of any warrants received by Canale as a result of this Agreement.

     14. Canale and Mannatech agree that they will not disparage each other or their respective Affiliates. In respect to any inquiries from individuals who are not employed with Mannatech concerning the termination of the employment relationship between Canale and Mannatech, the Parties will respond to the effect that "Anthony Canale resigned to pursue other career opportunities."

     15. The Parties acknowledge that this Agreement has been drafted, prepared, negotiated and agreed to jointly, with advice of each Party's respective counsel, and to the extent that any ambiguity should appear, now or at any time in the future, latent or apparent, such ambiguity shall not be resolved or construed against either Party.

     16. This Agreement shall not in any way be construed as an admission by either Party of any acts of wrongdoing, violation of any statute, law or legal or

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

contractual right. Rather, Mannatech and Canale specifically deny and disclaim they have any liability to the other for any claims asserted or arising out of the employment relationship or termination of employment relationship, but are willing to enter into this Agreement described herein to definitively resolve once and forever this matter, and to avoid the cost, expense and delay of litigation.

     17. Canale and Mannatech represent and agree that they have thoroughly discussed all aspects of this Agreement and the effect of same with their attorneys, that they have had a reasonable time to review the Agreement, that they fully understand all the provisions of the Agreement and are voluntarily entering into this Separation Agreement and General Release. Canale further represents that he has not transferred or assigned to any person or entity any claim involving Mannatech or any portion thereof or interest therein.

     18. Each of the Parties agree to keep confidential the specific terms of this Agreement, and shall not disclose the terms of this Agreement to any person except the financial, tax and legal advisors of Canale and Mannatech (and the Board of Directors of Mannatech) unless required to disclose same to others by legal process, in which event the Party so ordered shall first give notice to the other Party and an opportunity to seek a protective order.

     19. This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes. This Agreement shall be deemed performable by all Parties in Dallas County, Texas and the construction and enforcement of this Agreement shall be governed by Texas law without regard to its conflicts of law rules.

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     20.  Canale has been given a period of 21 days from the Effective Date to review and consider this Agreement before signing it. He may use as much of this 21-day period as he wishes before signing and he is encouraged to consult with an attorney before signing this Agreement. Canale understands that whether or not to consult with an attorney is his decision. Canale may revoke this Agreement within 7 (seven) days after signing it. Revocation can be made by delivering a written notice of revocation to Mannatech, Inc. c/o Deanne Varner, General Counsel, 600 South Royal Lane, Suite 200, Coppell, Texas 75019. This agreement is subject to review and approval by the Board of Directors and its various committees.

     PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AS SPECIFIED IN PARAGRAPH 9 ABOVE.

     I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY.

     I FURTHER ACKNOLEDGE THAT I AM AWARE OF MY RIGHTS TO REVIEW AND CONSIDER THIS AGREEMENT FOR 21 DAYS AND TO CONSULT WITH AN ATTORNEY ABOUT IT, AND STATE THAT BEFORE SIGNING THIS AGREEMENT, I EXERCISE THESE RIGHTS TO THE FULL EXTENT THAT I DESIRED.

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AGREED TO:


/s/ Anthony E. Canale                             Date:  12/29/00
- -------------------------------                          -----------------------
ANTHONY E. CANALE





STATE OF FLORIDA    (S)
                    (S)
COUNTY OF COLLIER   (S)

     This instrument was acknowledged before me on this 29 day of December, 2000, by Virginia A. Vogt.

/s/ Virginia A. Vogt
VIRGINIA A. VOGT
My Commision # CC 820646                Notary Public in and for
Expires: 03/24/2003                     the State of Florida
1-800-3-NOTARY Fla.                     TX DL #00913741
Notary Service & Bonding Co.
(PERSONALIZED SEAL)

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MANNATECH, INC.


By: /s/ Robert M. Henry                           Date:  1/15/01
   ----------------------------                          -----------------------
Title: ROBERT M. HENRY, CEO
      -------------------------




STATE OF TEXAS      (S)
                    (S)
COUNTY OF DALLAS    (S)

     Before me, a Notary Public, on this day personally appeared ROBERT M. HENRY, known to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of MANNATECH, INC., and that he has executed the same on behalf of said corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

     I Given under my hand and seal of office this 15th of January, 2001.

VINCENZA C. CALVEY                      /s/ Vincenza C. Calvey
MY COMMISSION EXPIRES                   ----------------------------------------
September 11, 2001                      Notary Public in and for
(PERSONALIZED SEAL)                     the State of Texas

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